Exhibit 10.2
Third Amendment to the
FOSTER WHEELER AG
Omnibus Incentive Plan
     The Foster Wheeler AG Omnibus Incentive Plan (the “Plan”) is hereby further amended as follows, pursuant to resolutions adopted by the Compensation Committee of the Board of Directors of Foster Wheeler AG at its meeting held on May 5, 2009:
1.	The first paragraph of Section 1.1 is replaced in its entirety with the following language:

Establishment. Foster Wheeler Ltd., a Bermuda company, established an incentive compensation plan known as the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”). The Plan superseded and replaced the Foster Wheeler Inc. 1995 Stock Option Plan, the Directors Stock Option Plan, the 2004 Stock Option Plan, and the Management Restricted Stock Plan (the “Prior Plans”), except that the Prior Plans shall remain in effect until the awards granted under such plans have been exercised, forfeited, are otherwise terminated, or any and all restrictions lapse, as the case may be, in accordance with the terms of such awards. On February 9, 2009, Foster Wheeler AG became the ultimate parent company of Foster Wheeler Ltd. and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law (the “Redomestication”), as described in Foster Wheeler Ltd.’s proxy statement dated December 19, 2008. In the Redomestication, all of the previously-outstanding common shares of Foster Wheeler Ltd. were cancelled and each holder of cancelled Foster Wheeler Ltd. common shares received registered shares of Foster Wheeler AG (or cash in lieu of any fractional shares). Effective upon the completion of the Redomestication, Foster Wheeler AG, a Swiss company (hereinafter referred to as the “Company”) assumed the Plan, renamed it the “Foster Wheeler AG Omnibus Incentive Plan,” and made certain amendments to the Plan.

2.	The first clause of Section 2(i) is replaced in its entirety with the following language:

“Cause” means, with respect to any Participant, unless otherwise specified in (a) an applicable employment or other written agreement between the Company and a Participant or (b) an applicable employment or other written agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company:

3.	The first clause of Section 2(j) is replaced in its entirety with the following language:

“Change in Control” means, unless otherwise specified in (a) an applicable employment or other written agreement between the Company and a Participant or (b) an applicable employment or other written agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company,

4.	The first clause of Section 2(q) is replaced in its entirety with the following language:

“Disability” means, unless otherwise specified in (a) an applicable employment or other written agreement between the Company and a Participant or (b) an applicable employment or other written agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company,

5.	Section 2(v) is replaced in its entirety with the following language:

“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of fully paid Shares. A Full-Value Award shall require the Participant to pay at least the par value for each Share issued out of the Company’s conditional capital. The Company reserves the right to arrange for payment to be made on the Participant’s behalf as part of an Award or otherwise.

6.	The first clause of Section 2(rr) is replaced in its entirety with the following language: “(i) the Foster Wheeler Inc. 1995 Stock Option Plan;”

7.	The first clause of Section 2(tt) is replaced in its entirety with the following language:

“Resignation for Good Reason” means, unless otherwise specified in (x) an applicable employment or other written agreement between the Company and a Participant or (y) an applicable employment or other written agreement between an Affiliate or a Subsidiary (which Affiliate or Subsidiary is incorporated in the United States or Bermuda) and a Participant which has been approved by the Board or Committee or executed by the person who is the Chief Executive Officer of the Company, a material negative change in the employment relationship without the Participant’s consent;

8.	The first sentence of Section 2(ww) is replaced in its entirety with the following language:

“Share” means a registered share of the Company, par value CHF 3.00 each, or such other par value as may be in effect from time to time.

Effective upon the completion of the Redomestication, registered shares of the Company will be issued, held, made available, or used to measure benefits as appropriate under the Plan in lieu of Foster Wheeler Ltd. common shares with respect to all outstanding Awards issued prior to or after the completion of the Redomestication.

9.	Section 4.1 is replaced in its entirety with the following:
4.1	Number of Shares Available for Awards

(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:
(i)	Eight million one hundred sixty-thousand (8,160,000) Shares; plus

(ii)	(A) the number of Shares (not to exceed 1,400,000) which remained available for grant under the Company’s Prior Plans as of the Effective

Date; and (B) the number of Shares (not to exceed 10,000,000) subject to outstanding awards as of the Effective Date under the Prior Plans that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).
(b)	All Shares of the Share Authorization may be granted as Full-Value Awards.

(c)	The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be nine million five hundred sixty thousand (9,560,000) Shares.

(d)	The maximum number of Shares of the Share Authorization that may be granted to Directors shall be 1,000,000 Shares.
10.	The last sentence of Section 4.2 is replaced in its entirety with the following:

The Company will issue new Shares either based on the Company’s conditional or authorized capital or it may, in its full discretion, deliver treasury shares, shares available on the open market, or otherwise existing Shares.

11.	Section 4.3 is replaced in its entirety with the following:
          4.3 Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:
(a)	Options. The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be 1,000,000, as adjusted pursuant to Sections 4.4 and/or 19.2.

(b)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be 1,000,000, as adjusted pursuant to Sections 4.4 and/or 19.2.

(c)	Restricted Stock Units or Restricted Stock. The maximum aggregate grant with respect to Awards of Restricted Stock Units or Restricted Stock that a Participant may receive in any one Plan Year shall be 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, or equal to the value of 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2.

(d)	Performance Units or Performance Shares. The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, or equal to the value of 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, determined as of the date of vesting or payout, as applicable.

(e)	Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of the value of $5,000,000 or 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2, determined as of the date of vesting or payout, as applicable.

(f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be 600,000 Shares, as adjusted pursuant to Sections 4.4 and/or 19.2.
12.	The following new sentence is added to the end of Section 5.5 of the Plan:

The Committee further shall have the discretion to determine whether any corporate event or transaction that results in the sale, spinoff or transfer of a Subsidiary, business group, operating unit, division, or similar organization constitutes a termination of employment (or services), and, if so, the effective date of such termination, for purposes of Awards granted under this Plan.

13.	The third paragraph of Section 6.6 is replaced in its entirety with the following language:

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

14.	Section 8.4 is replaced in its entirety with the following: “[deleted]”

15.	The first sentence of Section 8.7 is replaced in its entirety with the following language:

In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 8, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased.

16.	The first sentence of Section 9.7 is replaced in its entirety with the following language:

In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 9, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased.

17.	The first sentence of Section 10.7 is replaced in its entirety with the following language:

In the event that any Shares are required to be forfeited under any circumstances set forth in this Article 10, Article 20 or otherwise under this Plan or an Award Agreement, then the Company shall have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share repurchased.

18.	The second paragraph of Section 11.1 is replaced in its entirety with the following language:

In order to effect a forfeiture under this Article 11, the Committee may require that the Participant sell Shares received upon exercise or settlement of an Award to the Company or to such other person as the Company may designate at such price and on such other terms and conditions as the Committee in its sole discretion may require. Further, as a condition of each Award, the Company shall have, and each Participant shall be deemed to have given the Company, a proxy on each Participant’s behalf, and each Participant shall be required and be deemed to have agreed to execute any other documents necessary or appropriate to carry out this Article 11.

19.	The following new paragraph is added to the end of Section 12.2 of the Plan:

For the sole purpose of enabling electronic trading of awarded Shares, the awarded Shares must be assigned and transferred to Cede & Co., the Nominee of the Bank Depository Trust Company, a U.S. clearing agency. Any Shares not held by Cede & Co. must be separately registered by a Participant prior to sale or trading.

20.	This Third Amendment is effective the date the Redomestication was completed, i.e., February 9, 2009.
     IN WITNESS WHEREOF, Foster Wheeler AG has caused this Third Amendment to the Plan to be executed.

FOSTER WHEELER AG

By: Name:	/s/ Peter J. Ganz Peter J. Ganz
Title:	Executive Vice President, General
Counsel & Secretary

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